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Exhibit 23.1

CONSENT OF KPMG LLP

The Board of Directors
interWAVE Communications International, Ltd.

        We consent to the incorporation by reference in the registration statements (File Nos. 333-38690, 333-59310, 333-59308, 333-64854, 333-87142 and 333-96613) on Form S-8 of interWAVE Communications International, Ltd. of our report dated September 27, 2002, relating to the consolidated balance sheets of interWAVE Communications International, Ltd. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 2002, and the related financial statement schedule, which report appears in this annual report on Form 10-K of interWAVE Communications International, Ltd. for the year ended June 30, 2002.

        Our report dated September 27, 2002, contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has a net capital deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and related financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Mountain View, California
 September 27, 2002

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  Exhibit 23.1
CONSENT OF KPMG LLP